Exhibit 99.2

Summary of Nolan Compensation Terms

Position	Chief Financial Officer and Treasurer, effective April 1, 2019 (the "Effective Date").

Term	Employment at will. Employment may be terminated by Mr. Nolan or Albany International Corp. ("the Company") at any time.

Base Salary	Initial base salary at the rate of $545,000 per year. Salary shall be subject to adjustment from time-to-time in the same manner as for other executive officers. Salaries of executive officers are customarily reviewed by the Company’s Board Compensation Committee in February and adjusted in April of each year.

Short-Term
Incentive	Mr. Nolan will be eligible for an Annual Performance Period (“APP”) award for service performed in 2019 under the Company's 2017 Incentive Plan, to be determined and paid in cash during early 2020. Under this award, he will be entitled to receive between 0% and 200% of a target award, equal to $381,500, pro-rated for his actual period of employment during 2019, and based on Company performance with respect to four (4) metrics relating to Adjusted EBITDA, days working capital improvement, safety and compliance. (The precise definitions and means of calculation of these metrics will be spelled out in Mr. Nolan’s 2019 award agreement.) Mr. Nolan will be eligible in 2020 and thereafter to participate in the 2020 APP award or any other annual executive bonus program, as the same may be adopted, amended, modified or terminated by the Company, in accordance with its terms.

Long-Term
Incentive	Mr. Nolan will also be eligible, beginning in 2020, to receive a Multi-year Performance Period (“MPP”) award under the Company's 2017 Incentive Plan, to be determined and paid in shares of Company stock during early 2021. Under these awards, he would be entitled to receive between 0% and 200% of any target award, based on performance goal attainment during the three-year performance period, and paid in shares of Company stock early in the year after the end of the three-year performance period. While the determination of the target award is within the sole discretion of the Compensation Committee, the current recommended target opportunity for the 2020 award would be a number of shares of Company stock equal to 105% of Mr. Nolan’s base salary at the time of grant. For this award, the performance goal will be a specified level of Company Adjusted EBITDA (as defined in the award agreement). Thereafter, Mr. Nolan will be eligible to participate in any long-term executive incentive bonus program, as the same may be adopted, amended, modified or terminated by the Company, in accordance with its terms.

Restricted

Stock Units	Mr. Nolan will receive, as of the Effective Date, a one-time grant of stock units under the Company's Amended and Restated Restricted Stock Unit (“RSU”) Plan with a grant date value of $300,000. Pursuant to the Plan, each unit vests (and is immediately paid in cash) as to one-third of the units awarded on each of the first three (3) anniversaries of the date of grant, if he remains employed by the Company. In the event of termination of employment after age 62 or upon death, disability or involuntary termination, one-half of all unvested units automatically vest and are paid. These units will otherwise be subject to the terms of the Restricted Stock Unit Plan.

Performance
Shares	Mr. Nolan will also receive, as of the Effective Date, a one-time grant of a number of performance shares under the Company’s 2017 Incentive Plan with a grant date value of $450,000. Pursuant to the Plan, the award will vest (and is immediately payable in shares of the Company’s Class A Common Stock) on the third anniversary of the date of grant, if he remains employed by the Company. A termination of employment at any time before vesting, for any reason, will result in forfeiture of the grant.

Other
Benefits	Mr. Nolan will be entitled to four weeks of vacation with pay per year unless the Company's vacation policy applicable to executive officers provides for a greater period. Mr. Nolan will otherwise be eligible to participate in all of the Company's employee benefit plans, policies and arrangements applicable to other executive officers generally, including, without limitation, relocation, 401(k), health-care, vision, life insurance and disability; in each case, as the same may exist from time to time.

Severance	On the Effective Date, Mr. Nolan will enter into a Severance Agreement with the Company, substantially in the form of such agreement previously filed by the Company under cover of a Form 8-K filed on January 4, 2016. Under the terms of such agreement, in the event that his employment is terminated by the Company for any reason other than Cause (as defined in the agreement), in addition to any amounts to which he may be entitled upon the occurrence of such event under the terms of his APP, MPP, RSU and Performance Share award agreements, Mr. Nolan shall be entitled to an amount equal to twice his annual base salary, paid out over the 24-month period following termination. In addition, Mr. Nolan shall be eligible for a bonus relating to the services he performs in the year in which his employment is terminated, calculated at the same time and in the same manner in which bonuses are awarded to similarly situated employees under the then-current and prevailing bonus program, pro-rated to reflect the actual period of employment during the year.